Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Dell Technologies Inc. of our report dated March 29, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in composition of reportable segments as discussed in Note 22 and the effects of the change in the manner in which the Company accounts for revenue from contracts with customers and the manner in which it accounts for the classification of certain cash receipts and payments and the classification and presentation of restricted cash on the consolidated statement of cash flows as discussed in Note 2, as to which the date is August 6, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Dell Technologies Inc.’s Current Report on Form 8-K dated August 6, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

October 19, 2018